EXHIBIT 99



                            COASTAL BANCORP, INC.
              2002 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN


                                 ARTICLE I
                          ESTABLISHMENT OF THE PLAN

     Coastal Bancorp, Inc. (the "Corporation"), its subsidiaries and affiliates hereby establishes this Non-Employee Director Stock Purchase Plan (the "Plan") upon the terms and conditions hereinafter stated as of the Effective Date.


                                ARTICLE II
                             PURPOSE OF THE PLAN

     The purpose of this Plan is to contribute to the growth and profitability of the Corporation by providing eligible members of the Corporation's Board of Directors with an opportunity to purchase shares of the Corporation's common stock, par value $0.01 per share ("Common Stock"), as an incentive to work toward the success of the Corporation. This Plan is not intended to comply with the requirements of Section 423 of the Code, and the regulations thereunder, or any other plan described in Section 401(a) of the Code and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.


                                 ARTICLE III
                                 DEFINITIONS

     3.01 "Agent" means Catherine N. Wylie, a registered broker of CoastalBanc Financial Corp., a registered broker dealer, appointed by the Board of the Corporation.

     3.02 "Board" means the Board of Directors of the Corporation and any Subsidiary.

     3.03 "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto. References to any provision of the Code or regulation (including proposed regulation) thereunder shall include any successor provisions or regulations.

     3.04 "Effective Date" means January 24, 2002, the date upon which the Board approved this Plan.

     3.05 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission relating thereto. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.

     3.06 "Eligible Director" has the meaning set forth in Section 6.01 hereof.

NON-EMPLOYEE DIRECTOR
STOCK PURCHASE PLAN
January 24, 2002
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     3.07    "Participant" means an Eligible Director who participates in the
Plan.

     3.08 "Participant's Account" means the account maintained for the Participant by the Agent pursuant to this Plan.

     3.09 "Subsidiary" means Coastal Banc ssb and any of the subsidiaries of the Corporation which, with the consent of the Board, agree to participate in this Plan.


                                ARTICLE IV
                            STOCK SUBJECT TO PLAN

     4.01 Source of Shares. The Common Stock purchasable under the Plan may be shares of authorized but unissued shares, treasury shares or shares purchased by the Corporation on the open market or from private sources for use under the Plan. The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed twenty five thousand (25,000) shares.

     4.02 Adjustment for Capital Changes. The aggregate number of shares that may be issued over the term of the Plan shall be adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation.


                                 ARTICLE V
                            OPERATION OF PLAN

     5.01 Operation. This Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) (or its successor) adopted under the Exchange Act. To this end, this Plan requires no discretionary action by any administrative body with regard to any transaction under this Plan. To the extent, if any, that any questions of interpretation arise, the Board shall resolve such questions.

     5.02 Shares Purchased. The Agent will act as a custodian for all cash held by it for the benefit of a Participant and for all shares of the Common Stock purchased pursuant to this Plan. The Agent will establish and maintain a separate account for each Participant in the Plan by depositing fifty percent (50%) of fees earned each month into each account the next business day after the Board or committee meeting(s) have occurred. The price of the issued shares shall be that for the close of business on the regularly scheduled Board meeting day (or if the regularly scheduled Board meeting day is not a day on which securities are traded on the Nasdaq National Market, on the next succeeding trading day). The relationship between each Participant and the Agent shall be the relationship of client and broker.

NON-EMPLOYEE DIRECTOR
STOCK PURCHASE PLAN
January 24, 2002
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     5.03 Information and Voting Rights.  Each Participant will receive interim and annual reports, proxy statements and all other shareholder material issued by the Corporation. Each Participant shall have all rights of a stockholder of the Corporation appurtenant to the shares of Common Stock held in his account.

     5.04 Action by the Corporation. The Corporation, in its sole discretion, may fund the Plan in any manner. As one means of funding the Plan, the Corporation may purchase Common Stock in the open market on the last trading day of the month at the prevailing market price. The Corporation will sell shares of Common Stock to the Participants and have such shares transferred to the Participant's accounts in the manner described in Section
7.01 hereof.

     5.05 Limitation on Liability. The Corporation and its respective directors, officers, employees and agents including the Agent (the "Corporate Group") are in no way obligated, liable or responsible to a Participant for any claims, loss or damage sustained as a result of any transaction under the Plan. The Participant by virtue of his participation shall waive and release the Corporate Group for any liability related thereto. If a member of the Corporate Group is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall indemnify him to the extent permitted by the Corporation's Articles of Incorporation, Bylaws and the Texas Business Corporation Act. The Corporate Group does not guarantee the Participant's Account in any manner against investment loss or depreciation in asset value. The Corporate Group does not recommend participation in the Plan to any Eligible Director and participation in the Plan shall be completely voluntary on the part of any Eligible Director.

     5.06 Expenses Paid by Corporation. The Corporation will not pay more than the reasonable fees and charges relating to share purchases, as agreed upon with the Agent, for brokerage commissions and bookkeeping and custodial expenses.

     5.07 Compliance with Law and Regulations. All shares of Common Stock purchased under this Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. No shares of Common Stock shall be transferred to or from a Participant's account absent compliance with applicable law and regulations.

     5.08 Restrictions on Transfer. The shares of the Common Stock purchased pursuant to this Plan, which will be held by the Agent for six months and during which time may not be sold, transferred, assigned or hypothecated, shall have a legend noting such restriction, and a stop order will be noted in the Corporation's stock transfer ledger. All such sales shall comply with applicable federal and state law and regulation and the Company's Insider Trading Policy.

     5.09 Withholding. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Participants such amounts as may be necessary to satisfy any withholding requirements of Federal or state law or regulation and, further, to collect from the Participant any additional amounts which may be required for such purpose.

NON-EMPLOYEE DIRECTOR
STOCK PURCHASE PLAN
January 24, 2002
Page 4 of 6


                                 ARTICLE VI
                        ELIGIBILITY AND PARTICIPATION

     6.01 Eligibility. The persons eligible to participate in the Plan are any director of the Board who is not an employee of the Corporation or a subsidiary of the Corporation ("Eligible Director"). For purposes of this
Section 6.01, a person shall not be considered an employee solely by reason of serving as Chairman or Vice Chairman of the Board.

     6.02 Participation. An Eligible Director may begin participating in the Plan in the next succeeding period in which an Eligible Director would otherwise receive his director's fee beginning after the delivery of a completed Account Application and Client Agreement Form to the Secretary of the Corporation.

     6.03 Authorized Purchase Amount. A Participant in the Plan shall authorize that fifty percent (50%) of his fee for serving as a director will be used to purchase Common Stock pursuant to the terms of the Plan, rather than paid directly to such director.


                                 ARTICLE VII
                            PARTICIPANT'S ACCOUNT

     7.01 Participant's Purchase of Common Stock.   Each Participant's
Account with the Agent shall be credited with the number of shares of Common Stock purchased based upon such Participant's authorized purchase amount pursuant to Section 6.03 hereof (the "Purchase Amount") divided by the closing price of the Common Stock on the date of the regularly scheduled Board meeting (or if the regularly scheduled Board meeting is on a day that is not a day on which securities are traded on the Nasdaq National Market, then on the next trading day), as quoted in The Wall Street Journal (or in such other reliable publication as the Board or its Agent, in its discretion, may determine to rely upon). The number of shares purchased by the Participant and credited to the Participant's Account shall be rounded down to the nearest whole number. The value of any fractional share not credited to the Participant's account shall carryover to the succeeding month and be added to the Participant's Purchase Amount for such succeeding month.

     7.02 Commissions. No commissions will be charged to the Participant for the purchase of the shares of Common Stock pursuant to the Plan.

     7.03 Other Adjustments. The aggregate number of shares of Common Stock held in a Participant's Account shall be adjusted for any increase or decrease in the total number of outstanding shares of Common

NON-EMPLOYEE DIRECTOR
STOCK PURCHASE PLAN
January 24, 2002
Page 5 of 6

Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation.

     7.04 Interest. No interest will be paid on the funds in the Participant's account.



                               ARTICLE VIII
             SALE OF STOCK AND ISSUANCE OF STOCK CERTIFICATE

     8.01 Sale of Common Stock. A Participant may direct the Agent to sell any part or all of the shares of Common Stock in such Participant's Account, subject to the restrictions set forth in applicable law and regulation and as set forth in Section 5.08 hereof. A Participant's request to sell shares of Common Stock of the Company in his account will be made by completing the appropriate authorization form and returning such form to the Agent.

     8.02 Commissions. The Agent may charge a Participant a commission on all sales of shares of the Common Stock at the rate of $0.50 per share. Other normal charges of the Agent also are payable by the Participant and will be deducted from the proceeds of the sale.

     8.03 Request for Certificates. A Participant may request the Agent to issue share certificates for one hundred (100) or more shares of Common Stock directly to such Participant. All share certificates issued to a Participant will contain the legend described in Section 5.08 hereof.


                                ARTICLE IX
                     AMENDMENT AND TERMINATION OF PLAN

     9.01 Termination of Plan by Corporation. The Corporation may, at any time, with prospective or retroactive effect, amend in any manner, suspend, or terminate the Plan.

     9.02 Termination of Participant's Account. Upon termination of the Plan pursuant to Section 9.01 or a Participant's termination of participation in the Plan pursuant to Section 6.02, a Participant may direct the Agent to deliver (1) the net proceeds of the sale of the shares of Common Stock in the Participant's Account, subject to the restriction set forth in Section 5.08 hereof, or (2) a share certificate in the Participant's name or such other name (if permitted hereby) as directed for the number of full shares of Common Stock in the Participant's Account and a check for any funds remaining in the Participant's Account, or (3) if no shares have been purchased, a check for the Participant's contribution. No interest shall be payable on the cash, if any, or shares held in such account.

NON-EMPLOYEE DIRECTOR
STOCK PURCHASE PLAN
January 24, 2002
Page 6 of 6


     9.03 Certificates. All share certificates issued to a Participant pursuant to this Article shall contain the legend described in Section 5.08.



                                 ARTICLE X
                     EFFECTIVE DATE OF THE PLAN; TERM

     10.01 Effective Date of the Plan. This Plan shall become effective on the Effective Date.

     10.02 Term of Plan.  This Plan shall remain in effect until such time as
(i) the maximum number of shares of Common Stock specified in Section 4.01 of the Plan available under the Plan shall have been purchased or (ii) the Plan is terminated by the Corporation.


                                 ARTICLE XI
                                MISCELLANEOUS

     11.01 Governing Law. To the extent not governed by Federal law, this Plan shall be construed under the laws of the State of Texas.

     11.02 Pronouns. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

     11.03 Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.